Careview Communications Inc. 8-K

Exhibit 99-1

FOR IMMEDIATE RELEASE	SYMBOL: CRVW
June 29, 2015	TRADED: OTCQB

CareView Communications Announces $40 Million Financing Transaction

with PDL BioPharma

LEWISVILLE, Texas -- CareView Communications, Inc. (“CareView” or the “Company”) (OTCQB: CRVW), an information technology provider to the healthcare industry focused on patient care monitoring, announced today that it has entered into a credit agreement with PDL BioPharma, Inc. (“PDL”) (NASDAQ: PDLI) whereby PDL will provide CareView with up to $40 million of secured debt financing. PDL manages a portfolio of patents and royalty assets and seeks to provide non-dilutive growth capital and financing solutions to late stage public and private healthcare companies.

Under the credit agreement, PDL will provide CareView with up to $40 million of debt financing in two tranches of $20 million, based upon the achievement of specified milestones. Each tranche has a five year maturity. PDL will receive interest on the principal amount outstanding and a security interest in substantially all of CareView’s assets. As part of the transaction, PDL received a warrant to purchase approximately 4.4 million shares of common stock of CareView at an exercise price of $0.45 per share.

“We are pleased to collaborate with PDL and look forward to sharing the success related to the growth we are experiencing. Further, this transaction potentially provides us with a significant source of non-dilutive financing as we seek to continue our growth,” stated Steve Johnson, chief executive officer of CareView. “We have installed or are installing CareView Systems® in eight of the top 10 largest for-profit hospital companies in the U.S. and are making similar progress in the non-profit hospital arena.”

“CareView’s subscription business model with hospitals is a cost-effective approach to reducing accidental falls, and the fact that many of the top hospitals in the U.S. have become customers of CareView speaks volumes. We look forward to CareView’s continued growth,” stated John McLaughlin, president and chief executive officer of PDL.

About CareView Communications, Inc.

CareView’s mission is to be the leading provider of products and on-demand application services for the healthcare industry by specializing in bedside video monitoring, archiving and patient care documentation systems and patient entertainment services. Through the use of telecommunications technology and the Internet, our products and on-demand services will greatly increase the access to quality medical care and education for both consumers and healthcare professionals. We offer the next generation of patient care through our unique data and patient monitoring system that connects patients, families and healthcare professionals (the “CareView System®”). Our proprietary, high-speed data network system may be deployed throughout a healthcare facility to provide the facility with recurring revenue and infrastructure for future applications. Real-time bedside and point-of-care video monitoring and recording improve efficiency while limiting liability, and entertainment packages and patient education enhance the patient’s quality of stay. Through continued investment in patient care technology, we are helping hospitals and assisted living facilities build a safe, high quality healthcare delivery system that best serves the patient, while striving for the highest level of patient satisfaction and comfort. CareView is dedicated to working with all types of hospitals, nursing homes, adult living centers and selected outpatient care facilities domestically and internationally. More information about the Company and its products and services is available on the Company’s website at www.care-view.com.

Forward-looking Statements

This press release shall not constitute an offer to sell or a solicitation of an offer to buy securities of CareView Communications, Inc. Certain statements in this release are “forward looking statements” within the meaning of the federal securities laws, including statements regarding future events and developments, our future financial and operational performance, and management’s expectations, beliefs, plans, estimates or projections relating to the future. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “projects,” “forecasts,” “may,” “should,” “potentially,” variations of such words and similar expressions are intended to identify such forward-looking statements. The forward-looking statements are subject to a number of risks and uncertainties including market acceptance of the Company’s services and projects, the Company’s continued access to capital and other risks and uncertainties set forth in filings made by the Company with the Securities and Exchange Commission. The actual results the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. These statements are based on our current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

Contact

CareView Communications, Inc.

Steven Johnson, 972-943-6050

President and Chief Executive Officer